                                  EXHIBIT 2.1

                            ASSET PURCHASE AGREEMENT

                                   dated as of

                                December 12, 2001

                                     between

                             CrossZ Solutions S.p.A.

                                       and

                         QueryObject Systems Corporation

                            ASSET PURCHASE AGREEMENT

            AGREEMENT  dated  December  12,  2001  between  QueryObject  Systems
Corporation,  a Company  organized  and existing  under the laws of the State of
Delaware,  with offices at One Expressway Plaza, Roslyn Heights, New York 11577,
USA ("Seller"),  and CrossZ Solutions  S.p.A., a Company  organized and existing under the laws of Italy, with offices at Salita Scudillo 20, 80133 Naples, Italy
("Buyer"), collectively referred to as the "Parties".

                              W I T N E S S E T H:

            WHEREAS,   Seller  conducts  a  business  which   develops,   sells,
distributes  and  maintains  a suite of  software  programs  to be used by third parties to implement Business Intelligence solutions (the "Business");

            WHEREAS,  Buyer desires to purchase  substantially all of the assets of the Business from Seller, and Seller desires to sell substantially all of the assets of the  Business to Buyer,  upon the terms and subject to the  conditions hereinafter set forth;

            NOW,   THEREFORE,   in   consideration  of  the  foregoing  and  the
representations,  warranties,  covenants and agreements  herein  contained,  the parties hereto agree as follows:

                                   ARTICLE I

                                   DEFINITIONS

            The following terms, as used herein, have the following meanings:

            "Affiliate"  means, with respect to any Person,  any Person directly or  indirectly  controlling,  controlled  by, or under common  control with such other Person.

            "Export  Administration Act" means the Export  Administration Act of
1979, as amended, and the rules and regulations promulgated thereunder.

            "Intellectual  Property  Right" means any  trademark,  service mark, registration  thereof or  application  for  registration  therefor,  trade name, invention,  patent,  patent  application,  trade  secret,  know-how,  copyright, copyright  registration,  application for copyright  registration,  or any other similar type of proprietary  intellectual  property right, in each case which is owned or licensed by Seller or any  Affiliate of Seller and used or held for use primarily in the Business.

            "Lien" means, with respect to any asset, any mortgage, lien, pledge, charge, security interest or encumbrance of any kind in respect of such asset.

            "Material  Adverse  Change" means a material  adverse  change in the condition of the Purchased Assets (financial or otherwise).

            "Material  Adverse  Effect" means a material  adverse  effect on the condition of the Purchased Assets (financial or otherwise).

            "HSR Act" means the Hart-Scott-Rodino  Antitrust Improvements Act of
1976, as amended.

            "1934 Act" means the  Securities  Exchange Act of 1934,  as amended, and the rules and regulations promulgated thereunder.

            "Notes" means the promissory  notes issued by the Seller each in the principal  amount of  US$250,000  (Two Hundred  Fifty  Thousand US Dollars),  in
substantially the form of Exhibits A and B hereto.

            "Person" means an  individual,  a  corporation,  a  partnership,  an association, a trust or other entity or organization,  including a government or political subdivision or an agency or instrumentality thereof.

                                   ARTICLE II

                                PURCHASE AND SALE

            2.01 Purchase and Sale. Upon the terms and subject to the conditions of this  Agreement,  Buyer agrees to purchase  from Seller and Seller  agrees to sell, transfer,  assign and deliver, or cause to be sold, transferred,  assigned and delivered,  to Buyer by Closing, free and clear of all Liens,  substantially all of the  assets,  property  and  business,  of every  kind  and  description, wherever located,  real, personal or mixed, tangible or intangible,  owned, held or used  primarily  in the  conduct of the  Business by Seller as the same shall exist on the Closing  Date (the  "Purchased  Assets"),  and  including,  without limitation, all right, title and interest of Seller in, to and under:

            (i)    all Intellectual Property Rights developed or acquired by the
Seller in connection with the Business,  including without  limitation the items listed on Schedule 3.07(a);

            (ii)   the   personal   property,   equipment,   computer   systems,
communications  equipment,  furniture  and office  equipment  listed on Schedule
3.07(d);

            (iii)  all rights and obligations, under the contracts,  agreements, licenses,  commitments,  sales and purchase orders and other instruments, to the extent  they are  assignable,  under  the  contracts  listed  on  Schedule  3.10
(collectively, the "Contracts");

            (iv)   the accounts receivable listed on Schedule 9.02.

            Both the Buyer and the Seller  recognize  that the Purchased  Assets are primarily intangible and intellectual  property assets, having been assessed the  absence of patents,  copyright  registrations,  trade names  registrations, comprehensive  design  documents,  product  specifications  and the  like.  As a consequence of the foregoing, every item part of the Purchased Assets listed and described in the above mentioned Schedules will be subject to specific Terms and
Conditions  and the transfer will be considered  completed with the execution by the Buyer of an Acceptance Report prepared by the Seller.

                                        2

            2.02 Purchase  Price.  The purchase  price for the Purchased  Assets
(the "Purchase  Price") is US$900,000 (Nine Hundred Thousand US Dollars) payable in cash. The Purchase Price shall be paid as provided in Section 2.03.

            2.03 Closing.  The closing (the  "Closing") of the purchase and sale of the  Purchased  Assets  shall take  place at the  offices of Buyer in Naples,
Italy as soon as  practicable  following  the approval of this  Agreement by the
Stockholders of the Seller.  It is currently  anticipated  that the Closing will occur on or about March 31, 2002. The Closing date may be postponed by Seller up to 30 days following written notice to the Buyer in the event that the Seller is unable to obtain  Stockholder  approval of this Agreement on or before March 28,
2002.

            The Purchase Price will be paid as follows:

                -   US$250,000  (Two Hundred Fifty  Thousand US Dollars) will be paid upon  signing of this  Agreement  to be credited to the aggregate Purchase Price. The payment of this amount will be evidenced by the Note attached hereto as Exhibit A.

                -   US$250,000  (Two  Hundred  Fifty  Thousand US Dollars) to be
                    paid on January 15,  2002 to be  credited  to the  aggregate
                    Purchase Price. The payment of this amount will be evidenced by the Note attached hereto as Exhibit B.

                -   The balance of US$400,000 (Four Hundred Thousand US Dollars)
                    to be paid at Closing.

                        At the  Closing,  Seller and Buyer  shall  enter into an
Assignment  and  Assumption  Agreement  which shall provide that the Buyer shall assume after the Closing all of the obligations under the Purchased Assets,  and
Seller shall deliver to Buyer such deeds, bills of sale, endorsements, consents, assignments  and  other  good  and  sufficient  instruments  of  conveyance  and assignment  (the  "Conveyance  Documents")  as the parties and their  respective counsel  shall deem  reasonably  necessary or  appropriate  to vest in Buyer all right,  title and interest in, to and under the Purchased  Assets.  In addition, the Buyer shall deliver the Notes to the Seller for cancellation.

                                  ARTICLE III

                    REPRESENTATIONS AND WARRANTIES OF SELLER

            Seller hereby represents and warrants to Buyer that:

            3.01 Corporate Existence and Power. The Seller is a corporation duly incorporated,  validly  existing  and in good  standing  under  the  laws of its jurisdiction  of  incorporation,  and has all corporate  powers and all material governmental licenses, authorizations,  consents and approvals required to carry on its business as now conducted.  Seller has heretofore delivered to Buyer true and complete copies of the certificate of incorporation  and bylaws of Seller as currently in effect.

                                        3

            3.02   Corporate   Authorization.   The   execution,   delivery  and
performance  by Seller of this Agreement and the  consummation  by Seller of the transactions  contemplated  hereby are within Seller's corporate powers and have been duly  authorized  by all necessary  corporate  action on the part of Seller except for approval of this Agreement by the  Stockholders  of the Seller.  This
Agreement  constitutes  a valid and  binding  agreement  of  Seller  enforceable against Seller in accordance with its terms,  subject to applicable  bankruptcy, insolvency,  reorganization  and  moratorium  laws  and  other  laws of  general application  affecting the enforcement of creditors' rights  generally,  and the availability  of  equitable  remedies  may be limited by general  principles  of equity.

            3.03  Governmental  Authorization.   The  execution,   delivery  and
performance by Seller of this  Agreement  require no action by or in respect of, or filing with, any governmental body, agency,  official or authority other than
(i) compliance with any applicable  requirements of the HSR Act; (ii) compliance with any applicable  requirements of the 1934 Act; and (iii) compliance with any applicable requirements of the Export Administration Act.

            3.04 Non-Contravention.  The execution,  delivery and performance by
Seller of this Agreement do not and will not (i) contravene or conflict with the certificate of incorporation or bylaws of Seller,  (ii) assuming compliance with the  matters  referred  to in  Section  3.03,  contravene  or  conflict  with or constitute  a  violation  of any  provision  of any law,  regulation,  judgment, injunction,  order  or  decree  binding  upon or  applicable  to  Seller  or the
Business; (iii) assuming the obtaining of all Required Consents (as such term is defined in Section 3.05 hereof),  constitute a default under or give rise to any right of termination, cancellation or acceleration of any right or obligation of
Buyer or to a loss of any benefit  relating to the  Business to which  Seller is entitled  under any  provision of any  agreement,  contract or other  instrument binding upon Seller or by which any of the  Purchased  Assets is or may be bound or any Permit or (iv) result in the  creation or  imposition  of any Lien on any
Purchased Asset.

            3.05  Required and Other  Consents.  Schedule  3.05 (a) and Schedule
3.10 sets forth each agreement, contract or other instrument binding upon Seller or any Permit  requiring a consent as a result of the  execution,  delivery  and
performance  of  this  Agreement  or  the   consummation  of  the   transactions
contemplated hereby,  except such consents as would not,  individually or in the aggregate,  have a Material  Adverse  Effect if not received by the Closing Date
(each such consent, a "Required Consent" and together the "Required Consents").

            3.06 Absence of Certain Changes.  Since September 30, 2001 except to the extent  described in the Seller's  filings under the 1934 Act, there has not been:

            (a)  any  Material   Adverse   Change  or  any  event,   occurrence,
development or state of circumstances or facts which could be expected to result in a Material Adverse Change;

            (b)  any  incurrence,  assumption  or  guarantee  by  Seller  of any indebtedness  for borrowed  money with respect to the Business other than in the ordinary  course of business  and in amounts and on terms  consistent  with past practices;

            (c) any  creation or other  incurrence  of any Lien on any  material
Purchased  Asset other than in the ordinary  course of business  consistent with past practices;

                                        4

            (d) any damage,  destruction  or other casualty loss (whether or not covered by  insurance)  affecting  the  Business or any  Purchased  Asset which, individually  or in the  aggregate,  has had or could  reasonably be expected to have a Material Adverse Effect;

            (e) any transaction, contract, agreement or other instrument entered into,  or commitment  made, by Seller  relating to the Business or any Purchased
Asset   (including  the  acquisition  or  disposition  of  any  assets)  or  any relinquishment  by Seller  of any  contract  or other  right,  in  either  case, material  to  the  Business  taken  as a  whole,  other  than  transactions  and commitments in the ordinary  course of business  consistent  with past practices and those contemplated by this Agreement.

      If prior to Closing,  the Seller files for reorganization under Chapter 11 of the U.S.  Bankruptcy  Protection  Code that may effect the completion of this agreement,  or effect the Seller's  powers as represented in Section 3.01 above, the Buyer will be  entitled  to a non  exclusive  remedy for the break up of the agreement and full title to the Assets transferred up to that date.

            3.07  Properties.  (a)  Schedule  3.07(a)  correctly  describes  all
Intellectual  Property Rights  developed by Seller for the Business  included in the Purchased  Assets ,which  Seller fully owns.  Schedule  3.07(a) sets forth a list of all Intellectual Property Rights,  specifying as to each, as applicable:
(i) the  nature  of such  Intellectual  Property  Right;  (ii) the owner of such
Intellectual  Property  Right;  (iii)  the  jurisdictions  by or in  which  such
Intellectual  Property Right is recognized without regard to registration or has been  issued or  registered  or in which an  application  for such  issuance  or
registration   has  been  filed,   including  the  respective   registration  or
application  numbers;   and  (iv)  material  licenses,   sublicenses  and  other
agreements  as to which Seller or any of its  affiliates is a party and pursuant to which any  Person is  authorized  to use such  Intellectual  Property  Right, including the identity of all parties  thereto,  a description of the nature and subject matter thereof, the applicable royalty and the term thereof.

            (b) Seller has not during the three years preceding the date of this
Agreement been sued or charged in writing with or been a defendant in any claim, suit,  action or  proceeding  relating to its business that has not been finally terminated prior to the date hereof and that involves a claim of infringement of any  patents,  trademarks,  service  marks  or  copyrights,  and  Seller  has no knowledge of any other claim or infringement by Seller,  and no knowledge of any continuing infringement by any other Person of any Intellectual Property Rights.
No Intellectual  Property Right is subject to any outstanding  order,  judgment, decree,  stipulation  or  agreement  restricting  the use thereof by Seller with respect to the Business or  restricting  the licensing  thereof by Seller to any
Person.  Seller has not entered into any agreement to indemnify any other Person against any charge of  infringement  of any patent,  trademark,  service mark or copyright.

            (c) None of the software codes, mathematical formulae,  research and development  results and other know-how  relating to the Business,  the value of which to Seller is contingent upon maintenance of the  confidentiality  thereof, has been  disclosed by Seller or any affiliate  thereof to any Person other than employees, representatives and agents of Seller.

                                        5

            (d) Schedule  3.07(d)  correctly  describes  all  material  personal property used in the Business included in the Purchased Assets,  including,  but not limited to,  equipment,  furniture,  other trade  fixtures and materials and fixed assets, which Seller owns.

            (e) The Seller  has good and  marketable,  indefeasible,  fee simple title to all Purchased Assets (whether real, personal,  tangible or intangible).
Upon  consummation  of the  transactions  contemplated  hereby,  Buyer will have acquired good and marketable title in and to each of the Purchased Assets,  free and clear of all Liens.

            (f) No Purchased Asset is subject to any Lien.

            (g) No violation  of any law,  regulation  or ordinance  (including,
without  limitation,   laws,  regulations  or  ordinances  relating  to  zoning,
environmental, city planning or similar matters) relating to the Business or any
Purchased Asset currently exists or has existed at any time since January, 1998, except for violations which have not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

            3.08  Sufficiency  of the Purchased  Assets.  The  Purchased  Assets
constitute,  and on the Closing Date will constitute,  substantially  all of the assets or property used or held for use in the Business.

            3.09  Litigation.   There  is  no  action,  suit,  investigation  or
proceeding  (or any basis  therefor)  pending  against,  or to the  knowledge of
Seller,  threatened  against or affecting,  the Business or any Purchased  Asset before any court or  arbitrator  or any  governmental  body,  agency or official which,  if determined or resolved  adversely in accordance  with the plaintiff's demands, would reasonably be expected to have a Material Adverse Effect or which in any manner challenges or seeks to prevent,  enjoin, alter or materially delay the transactions contemplated hereby.

            3.10 Material  Contracts.  (a) Except for the Contracts disclosed in
Schedule  3.10 or any other  Schedule  to this  Agreement,  with  respect to the
Business,  Seller is not a party to or  subject  to any of the  following  as it relates to the Purchased Assets:

            (i)     any lease;
            (ii)    any contract for the purchase of materials, supplies, goods, services, equipment or other assets;
            (iii)   any sales, distribution or other similar agreement providing for the  sale  by  Seller  of  materials,  supplies,  goods, services, equipment or other assets;
            (iv)    any  partnership,  joint venture or other  similar  contract arrangement or agreement;
            (v)     any contract  relating to indebtedness for borrowed money or the deferred purchase price of property  (whether  incurred, assumed, guaranteed or secured by any asset);
            (vi)    any license agreement,  franchise  agreement or agreement in respect of similar rights granted to or held by Seller;
            (vii)   any agency,  dealer,  sales  representative or other similar agreement;
            (viii)  any  agreement,  contract or commitment  that  substantially limits the

                                        6

            (ix)    freedom of Seller to compete in any line of business or with any  Person  or in  any  area  or  to  own,  operate,  sell, transfer,  pledge or  otherwise  dispose of or encumber  any
                    Purchased  Asset or which  would so limit the freedom of the
                    Buyer after the Closing Date;
            (x)     any agreement, contract or commitment which is or relates to an  agreement  with or for the benefit of any  Affiliate  of
                    Seller; or
            (xi)    any other agreement,  contract or commitment not made in the ordinary  course  of  business  which  is  material  to  the
                    Business taken as a whole.

            (b) Each  Contract  disclosed in any  Schedule to this  Agreement or required  to be  disclosed  pursuant  to Section  3.10(a) is a valid and binding agreement of Seller and is in full force and effect,  and neither Seller nor, to the  knowledge of Seller,  any other party thereto is in default in any material respect under the terms of any such  Contract,  nor, to the knowledge of Seller, has any event or  circumstance  occurred  that,  with notice or lapse of time or both, would constitute any event of default thereunder.

            3.11 Licenses and Permits.  Schedule 3.11  correctly  describes each license, franchise, permit or other similar authorization affecting, or relating in any way to, the Business,  together with the name of the government agency or entity  issuing such license or permit (the  "Permits").  Except as set forth on the  Schedule  3.11,  such  Permits  are valid and in full force and effect and, assuming the related  Required  Consents have been obtained prior to the Closing
Date, are  transferable  by Seller,  and none of the Permits will,  assuming the related  Required  Consents  have been  obtained  prior to the Closing  Date, be terminated  or impaired  or become  terminable  as a result of the  transactions contemplated  hereby.  Upon  consummation  of  such  transactions,  Buyer  will, assuming the related  Required  Consents have been obtained prior to the Closing
Date, have all of the right, title and interest in all the Permits.

            3.12  Compliance  with Laws.  Seller is not in violation of, has not
since   incorporation   violated,   and  to  Seller's  knowledge  is  not  under
investigation  with respect to or has not been  threatened to be charged with or given notice of any violation of, any law,  rule,  ordinance or  regulation,  or judgment,  order or decree  entered by any  court,  arbitrator  or  governmental authority,  domestic  or  foreign,  applicable  to the  Purchased  Assets or the conduct of the Business,  except for violations  that have not had and could not reasonably be expected to have,  individually  or in the  aggregate,  a Material
Adverse Effect.

            3.13 Finders' Fees. There is no investment banker, broker, finder or other  intermediary which has been retained by or is authorized to act on behalf of Seller who might be  entitled to any fee or  commission  from Buyer or any of its  affiliates  upon  consummation  of the  transactions  contemplated  by this
Agreement.

            3.14  Other  Information.  None  of  the  documents  or  information delivered to Buyer in  connection  with the  transactions  contemplated  by this
Agreement  contains any untrue  statement of a material fact or omits to state a material fact  necessary in order to make the statements  contained  therein not misleading.

            3.15  Representations.  The representations and warranties of Seller contained in this  Agreement,  disregarding  all  qualifications  and exceptions contained  therein relating to

                                       A-7

materiality  or Material  Adverse  Effect,  are true and correct  with only such exceptions  as would  not in the  aggregate  reasonably  be  expected  to have a
Material Adverse Effect.

                                   ARTICLE IV

                     REPRESENTATIONS AND WARRANTIES OF BUYER

            Buyer hereby represents and warrants to Seller that:

            4.01  Organization  and  Existence.  Buyer  is  a  corporation  duly incorporated,  validly existing and in good standing under the laws of Italy and has all corporate powers and all material governmental licenses, authorizations, consents and approvals required to carry on its business as now conducted.

            4.02   Corporate   Authorization.   The   execution,   delivery  and
performance  by Buyer of this  Agreement  and the  consummation  by Buyer of the transactions  contemplated  hereby are within the corporate  powers of Buyer and have been  duly  authorized  by all  necessary  corporate  action on the part of
Buyer. This Agreement constitutes a valid and binding agreement of Buyer.

            4.03  Governmental  Authorization.   The  execution,   delivery  and
performance by Buyer of this Agreement require no action by or in respect of, or filing with, any governmental body, agency, official or authority.

            4.04 Non-Contravention.  The execution,  delivery and performance by
Buyer of this  Agreement do not and will not (i) contravene or conflict with the certificate of incorporation or bylaws of Buyer or (ii) assuming compliance with the  matters  referred  to in Section  4.03,  contravene  or  conflict  with any provision of any Law, regulation,  judgment, injunction, order or decree binding upon Buyer.

            4.05 Finders' Fees. There is no investment banker, broker, finder or other  intermediary which has been retained by or is authorized to act on behalf of Buyer who might be  entitled to any fee or  commission  from Seller or any of its  Affiliates  upon  consummation  of the  transactions  contemplated  by this
Agreement.

            4.06 Financing. Buyer has sufficient funds available to purchase the
Purchased Assets.

            4.07  Litigation.   There  is  no  action,  suit,  investigation  or
proceeding  pending against,  or to the knowledge of Buyer threatened against or affecting, Buyer before any court or arbitrator or any governmental body, agency or official which in any matter challenges or seeks to prevent, enjoin, alter or materially delay the transactions contemplated hereby.

                                   ARTICLE V

                               COVENANTS OF SELLER

            Seller agrees that:

            5.01 Conduct of the Business. From the date hereof until the Closing
Date, Seller will not:

            (a)     with  respect to the Business  acquire a material  amount of assets from any other Person;
            (b)     sell,  Lease,  License or otherwise dispose of any Purchased
                    Assets   except  (i)  pursuant  to  existing   contracts  or
                    commitments and (ii) in the ordinary course  consistent with past practice; or
            (c)     agree or commit to do any of the foregoing.

Seller  will not (i) take or agree or commit to take any action  that would make any  representation  and warranty of Seller hereunder  inaccurate in any respect at, or as of any time prior to, the Closing Date or (ii) omit or agree or commit to omit to take any action  necessary  to  prevent  any such  representation  or warranty from being inaccurate in any respect at any such time.

            5.02 Access to  Information.  From the date hereof until the Closing
Date, Seller (a) will give Buyer, its counsel, financial advisors,  auditors and other authorized representatives full access to the offices,  properties,  books and records of Seller relating to the Business during normal business hours, (b)
will  furnish to Buyer,  its  counsel,  financial  advisors,  auditors and other
authorized   representatives   such  financial  and  operating  data  and  other
information  relating to the Business as such Persons may reasonably request and
(c) will instruct the  employees,  counsel and  financial  advisors of Seller to cooperate  with Buyer in its  investigation  of the  Business;  provided that no investigation  pursuant  to this  Section  shall  affect any  representation  or warranty given by Seller hereunder;  and provided further that any investigation pursuant to this  Section  shall be conducted in such manner as not to interfere unreasonably with the conduct of the business of Seller.

            5.03 Notices of Certain  Events.  Seller shall promptly notify Buyer of:

            (i) any notice or other  communication from any Person alleging that the  consent  of such  Person  is or may be  required  in  connection  with  the transactions contemplated by this Agreement;

            (ii) any  notice or other  communication  from any  governmental  or regulatory agency or authority in connection with the transactions  contemplated by this Agreement; and

            (iii) any actions,  suits,  claims,  investigations  or  proceedings commenced or, to the best of its knowledge  threatened  against,  relating to or involving or otherwise  affecting Seller or the Business that, if pending on the date of this Agreement, would have been required to have been disclosed pursuant to  Section  3.11  or  that  relate  to the  consummation  of  the  transactions contemplated by this Agreement.

            5.04  Non-competition.  (a) Seller agrees that for a period of three full years from the Closing Date, it shall not:

            (i) engage, either directly or indirectly, as a principal or for its own  account  or  solely  or  jointly  with  others,  or as  stockholder  in any corporation or joint stock  association,  in any business that competes with the
Business as it exists on the Closing Date ;or

            (ii)  employ or  solicit,  or receive or accept the  performance  of services  by, any previous  employee of the Buyer who is or becomes  employed by the Seller;

            (b) If any provision  contained in this Section shall for any reason be held  invalid,  illegal or  unenforceable  in any respect,  such  invalidity, illegality  or  unenforceability  shall not affect any other  provisions of this
Section,  but this Section  shall be construed  as if such  invalid,  illegal or unenforceable  provision had never been contained herein. It is the intention of the parties that if any of the  restrictions  or covenants  contained  herein is held to  cover a  geographic  area or to be for a  length  of time  which is not permitted by  applicable  law, or in any way construed to be too broad or to any extent  invalid,  such provision  shall not construed to be null, void and of no effect,  but to the extent such provision  would be valid or  enforceable  under applicable law, a court of competent  jurisdiction  shall construe and interpret or reform this Section to provide for a covenant having the maximum  enforceable geographic  area,  time  period and other  provisions  (not  greater  than those contained  herein) as shall be valid and enforceable  under such applicable law.
Seller acknowledges that Buyer would be irreparably harmed by any breach of this
Section  and that  there  would be no  adequate  remedy at law or in  damages to compensate Buyer for any such breach. Seller agrees that Buyer shall be entitled to injunctive relief requiring  specific  performance by Seller of this Section, and Seller consents to the entry thereof.

            5.05 Trademarks; Tradenames. (a) After the Closing, Buyer shall have the exclusive right to sell the products derived from the purchased Intellectual
Property Rights and to use existing packaging, labeling,  containers,  supplies, advertising  materials,  technical data sheets and any similar materials bearing any QueryObject Systems Corporation Trade name.

            (b) Buyer shall not be obligated to change the  QueryObject  Systems
Corporation  Trade  name on goods  in the  hands of  dealers,  distributors  and customers.

                                   ARTICLE VI

                               COVENANTS OF BUYER

            Buyer agrees that:

            6.01  Confidentiality.  Prior  to the  Closing  Date and  after  any termination of this Agreement,  Buyer and its Affiliates will hold, and will use their best efforts to cause their  respective  officers,  directors,  employees, accountants,  counsel, consultants,  advisors and agents to hold, in confidence, unless compelled to disclose by judicial or  administrative  process or by other requirements of law, all confidential  documents and information  concerning the
Business or Seller  furnished to Buyer or its Affiliates in connection  with the transactions  contemplated  by this  Agreement,  except to the extent  that such information can be shown to have been (i) previously known on a non-confidential basis by Buyer,  (ii) in the  public  domain  through no fault of Buyer or (iii)
later lawfully  acquired by Buyer from sources other than Seller;  provided that Buyer may disclose such information to its officers, directors,  employees, accountants,  counsel,  consultants,  advisors and agents in connection with the
transactions   contemplated   by  this  Agreement   (collectively,   the  "Buyer
Representatives")  and to its lenders in connection with obtaining the financing for the transactions  contemplated by this Agreement so long as such Persons are informed  by  Buyer  of the  confidential  nature  of such  information  and are directed by Buyer to treat such  information  confidentially.  The Buyer  agrees that it will be  responsible  for any breach of this  Agreement  by the  Buyer's
Affiliates,  the  Buyer  Representatives  and  any  lenders  of the  Buyer.  The obligation  of  Buyer  and  its  Affiliates  to hold  any  such  information  in confidence  shall be  satisfied  if they  exercise the same care with respect to such information as they would take to preserve the confidentiality of their own similar information.  If this Agreement is terminated,  Buyer and its Affiliates will,  and will use their  best  efforts  to cause  their  respective  officers, directors, employees, accountants, counsel, consultants, advisors and agents to, destroy or deliver to Seller,  upon request,  all documents and other materials, and all copies  thereof,  obtained by Buyer or its Affiliates or on their behalf from  Seller  in  connection  with  this  Agreement  that  are  subject  to such confidence.  Buyer  acknowledges that Seller would be irreparably  harmed by any breach  of this  Section.  Therefore,  the  Seller  shall  be  entitled  to seek injunctive or other  equitable  relief in a court of competent  jurisdiction  to prevent  the  violation  of the  terms of this  agreement.  Injunction  or other equitable  relief  is not  intended  to be an  exclusive  remedy,  but  shall be additional to all other remedies available at law.

            6.02  Access.  On and after the  Closing  Date,  Buyer  will  afford promptly to Seller and its agents  reasonable  access to its properties,  books, records,  employees  and auditors to the extent  necessary  to permit  Seller to determine any matter relating to its rights and obligations  hereunder or to any period  ending on or before the Closing  Date;  provided that any such access by
Seller  shall not  unreasonably  interfere  with the conduct of the  business of
Buyer.

                                  ARTICLE VII

                            COVENANTS OF BOTH PARTIES

            The parties hereto agree that:

            7.01 Best  Efforts / Further  Assurances.  Subject  to the terms and conditions of this  Agreement,  each party will use its best efforts to take, or cause to be  taken,  all  actions  and to do,  or cause to be done,  all  things necessary or desirable  under  applicable laws and regulations to consummate the transactions  contemplated  by this  Agreement.  Seller  and Buyer each agree to execute and deliver such other  documents,  certificates,  agreements  and other writings  and to take such other  actions as may be  necessary  or  desirable in order to consummate or implement expeditiously the transactions  contemplated by this Agreement and to vest in Buyer good and  marketable  title to the Purchased
Assets.

            7.02  Certain  Filings.  Seller and Buyer shall  cooperate  with one another  (a) in  determining  whether  any action by or in respect of, or filing with, any governmental body, agency,  official or authority is required,  or any actions, consents, approvals or waivers are required to be obtained from parties
to  any  material  contracts,   in  connection  with  the  consummation  of  the
transactions  contemplated  by this  Agreement and (b) in taking such actions or making  any such  filings,  furnishing  information  required  in  connection therewith and seeking timely to obtain any such actions, consents,  approvals or waivers.

            7.03 Public  Announcements.  The parties  agree to consult with each other  before  issuing  any press  release or making any public  statement  with respect to this Agreement or the transactions contemplated hereby and, except as may be required by  applicable  law or Securities  Law or any listing  agreement with any national securities exchange,  will not issue any such press release or make any such public statement prior to such consultation.

                                  ARTICLE VIII

                                   TAX MATTERS

            8.01 Tax Definitions.  The following terms, as used herein, have the following meanings:

            "Code" means the Internal Revenue Code of 1986, as amended.

            "Post-Closing  Tax Period" means any Tax period (or portion thereof)
ending after the Closing Date.

            "Pre-Closing  Tax Period" means any Tax period (or portion  thereof)
ending on or before the close of business on the Closing Date.

            "Tax" means any net income, alternative or add-on minimum tax, gross income,  gross receipts,  sales, use, ad valorem,  franchise,  capital,  paid-up capital, profits, green-mail, license, withholding, payroll, employment, excise, severance,  stamp,  occupation,  premium,  property,  environmental  or windfall profit tax, custom, duty or other tax, governmental fee or other like assessment or charge or any kind  whatsoever,  together  with any  interest or any penalty, addition  to tax or  additional  amount  imposed by any  governmental  authority
(domestic or foreign) responsible for the imposition of any such tax.

            8.02 Tax Matters.  Seller  hereby  represents  and warrants to Buyer that:

            (a) Seller has timely paid all Taxes, and all interest and penalties due  thereon and payable by it for the  Pre-Closing  Tax Period  which will have been required to be paid on or prior to the Closing  Date,  the  non-payment  of which would result in a Lien on any Purchased Asset,  would otherwise  adversely affect the  Business or would  result in Buyer  becoming  liable or  responsible therefor.

            (b) Seller has  established,  in accordance with generally  accepted accounting  principles  applied  on a basis  consistent  with that of  preceding periods,  adequate  reserves  for the  payment  of, and will  timely pay all Tax liabilities,  assessments,  interest  and  penalties  which  arise  from or with respect  to the  Purchased  Assets  or the  operation  of the  Business  and are incurred in or attributable  to the  Pre-Closing Tax Period,  the non-payment of which would result in a Lien on any Purchased Asset,  would otherwise  adversely affect the Business or would result in Buyer becoming liable therefor.

                                   ARTICLE IX

                              CONDITIONS TO CLOSING

            9.01 Conditions to the Obligations of Each Party. The obligations of
Buyer and Seller to consummate  the closing are subject to the  satisfaction  of the following conditions:

            (a) Any applicable  waiting period under the HSR Act relating to the transactions contemplated hereby shall have expired or been terminated.

            (b)  No  provision  of  any  applicable  law  or  regulation  and no judgment, injunction, order or decree shall (i) prohibit the consummation of the
Closing or (ii)  restrain,  prohibit or otherwise  interfere  with the effective operation or enjoyment by Buyer of all or any material  portion of the Purchased
Assets.

            (c) All actions by or in respect of or filings with any governmental body,  agency,  official or authority required to permit the consummation of the
Closing shall have been obtained.

            9.02  Conditions to Obligation of Buyer.  The obligation of Buyer to consummate the Closing is subject to the  satisfaction of the following  further conditions:

            (a) (i) Seller shall have performed in all material  respects all of its  obligations  hereunder  required to be  performed  by it at or prior to the
Closing Date,  (ii) the  representations  and warranties of Seller  contained in this  Agreement  and in any  certificate  or other  writing  delivered by Seller pursuant  hereto,  disregarding  all  qualifications  and  exceptions  contained therein relating to materiality or Material Adverse Effect, shall be true at and as of the  Closing  Date,  as if made  at and as of such  date  with  only  such exceptions  as would  not in the  aggregate  reasonably  be  expected  to have a
Material Adverse Effect and (iii) Buyer shall have received a certificate signed by the Chief Executive Officer of Seller to the foregoing effect.

            (b) No court,  arbitrator or governmental  body,  agency or official shall  have  issued  any  order,  and there  shall not be any  statute,  rule or regulation,  restraining or prohibiting  the  consummation of the Closing or the effective operation by Buyer of the Purchased Assets after the Closing Date, and no proceeding challenging this Agreement or the transactions contemplated hereby or seeking to prohibit,  alter,  prevent or  materially  delay the Closing shall have been instituted by any Person before any court,  arbitrator or governmental body, agency or official and be pending.

            (c) Buyer  shall  have  received  an  opinion  of its own  appointed counsel, dated the Closing Date to the effect specified in Sections 3.01 through
3.04  and  3.09.  In  rendering  such  opinion,   such  counsel  may  rely  upon
certificates  of  public  officers,  as to  matters  governed  by  the  laws  of jurisdictions  other than Italy,  upon  opinions of other  appointed  counsel of
Buyer   reasonably   satisfactory   to   Buyer,   copies   of  which   shall  be
contemporaneously   delivered  to  Buyer,  and  as  to  matters  of  fact,  upon certificates of officers of Seller.

            (d) Execution and delivery of other relevant  agreements,  including
non-compete,   trademark  or  software  licenses,  leases,  supply,  service  or administrative  agreements or other transition  agreements as shall be necessary or appropriate to transfer,  convey and assign the Purchased  Assets to Buyer on the Closing Date and as shall be reasonably requested by the Buyer.

            (e)  Seller  shall  have  received  all  Required  Consents  and all consents, authorizations or approvals from the governmental agencies referred to in Section 3.03, in each case in form and substance  reasonably  satisfactory to
Buyer, and no such consent, authorization or approval shall have been revoked.

            (f) Buyer  shall  have  received  all  documents  it may  reasonably request relating to the existence of Seller and the authority of Seller for this
Agreement, all in form and substance reasonably satisfactory to Buyer.

            9.03 Conditions to Obligation of Seller. The obligation of Seller to consummate the Closing is subject to the  satisfaction of the following  further conditions:

            (a) (i) Buyer shall have  performed in all material  respects all of its  obligations  hereunder  required to be  performed  by it at or prior to the
Closing Date, (ii) the representations and warranties of Buyer contained in this
Agreement and in any  certificate  or other writing  delivered by Buyer pursuant hereto shall be true in all material  respects at and as of the Closing Date, as if made at and as of such date,  (iii) Seller shall have  received a certificate signed by the Chief Executive  Officer of Buyer to the foregoing effect and (iv)
the stockholders of the Seller shall have approved this Agreement.

            (b) Seller  shall have  received  all  documents  it may  reasonably request  relating to the  existence of Buyer and the authority of Buyer for this
Agreement, all in form and substance reasonably satisfactory to Seller.

            (c) Execution and delivery of other relevant  agreements,  including
non-compete,   trademark  or  software  licenses,  leases,  supply,  service  or administrative  agreements or other transition  agreements as shall be necessary or appropriate to transfer,  convey and assign the Purchased  Assets to Buyer on the Closing Date and as shall be reasonably requested by the Seller.

            (d)  Seller  shall  have  received  all  Required  Consents  and all consents, authorizations or approvals from the governmental agencies referred to in Section 3.03, in each case in form and substance  reasonably  satisfactory to
Buyer, and no such consent, authorization or approval shall have been revoked.

                                   ARTICLE X

                                   TERMINATION

            10.01 Grounds for  Termination.  This Agreement may be terminated at any time prior to the Closing:

            (i) by mutual written agreement of Seller and Buyer;

            (ii) by either  Seller or Buyer if the  Closing  shall not have been consummated on or before April 30, 2002; or

            (iii) by either Seller or Buyer if consummation of the  transactions contemplated  hereby would  violate any  non-appealable  final order,  decree or
Judgment of any court or governmental body having competent jurisdiction.

            The party desiring to terminate  this Agreement  pursuant to clauses
(ii) or (iii) shall give notice of such termination to the other party.

            10.02 Effect of  Termination.  If this  Agreement is  terminated  as permitted  by Section  11.01,  such  termination  shall be without  liability of either party (or any shareholder, director, officer, employee, agent, consultant or representative of such party) to the other party to this Agreement;  provided that if such  termination  shall result from the willful failure of either party to fulfill a condition to the  performance of the obligations of the other party or to perform a covenant of this  Agreement  or from a willful  breach by either party to this Agreement, such party shall be fully liable for any and all losses incurred or  suffered by the other party as a result of such  failure or breach.
The provisions of Sections 6.01 and 12.03 shall survive any  termination  hereof pursuant to Section 10.01.

                                   ARTICLE XI

                              MATERIAL TRANSACTION

            11.01 For seven (7) days after the date  hereof  (the  "Solicitation
Period"),  the  Seller and its  subsidiaries,  Affiliates  and their  respective officers,  directors,  employees,  advisors,  representatives and agents (each a
"Company  Party")  shall  initiate  and pursue such  inquiries,  discussions  or negotiations  with any third  parties  as the  Seller's  Board of  Directors  in consultation  with its  advisors  shall  determine in its sole  discretion  with respect  to any  merger,  sale of  assets,  sale of  shares  of  capital  stock, recapitalization,  tender or exchange offer,  liquidation or similar transaction involving  the  Seller  and/or  any of its  subsidiaries  or  divisions  (each a
"Material  Transaction").  If at any time during the  Solicitation  Period,  the
Company  Parties  receive  from  persons  or  entities  (each a  "Third  Party")
indications of interest, whether or not in the form of offers, with respect to a
Material Transaction that the Seller's Board of Directors in good faith believes may result in the  consummation  of a Material  Transaction,  then for a further period of thirty (30) days  commencing on the first day after the  expiration of the Solicitation  Period,  the Seller's Board of Directors may, or may cause any
Company Party to (i) engage in discussions or  negotiations  with any such Third
Party regarding a Material  Transaction;  (ii) furnish information in writing or orally to any such Third Party;  (iii)  otherwise  cooperate with and assist any such  Third  Party in  formulating  a bona fide offer to  consummate  a Material
Transaction (a "Material  Transaction  Proposal") and in consummating a Material
Transaction;  (iv) following receipt of a Material Transaction Proposal,  taking and disclosing to its  stockholders a position  contemplated  by Rules 14d-9 and
14e-2(a) under the 1934 Act or otherwise making  disclosure to its stockholders;
(v) following  receipt of a Material  Transaction  Proposal,  failing to make or withdrawing  or modifying  its  recommendation  with regard to the transactions  contemplated  by this  Agreement;  and/or  (vi)  terminating  this
Agreement,  but in each case referred to in the  foregoing  clauses (iv) through
(vi),  only to the extent  that,  the  Seller's  Board of  Directors  shall have concluded  in good  faith  upon the  advice  of  counsel  that  such  action  is consistent  with its fiduciary  duties to the  stockholders  of the Seller under applicable law.

            11.02 Except as provided in Section 11.01, the Seller shall not, nor shall the  Seller  authorize  or permit any other  Company  Party,  directly  or indirectly,  to solicit, initiate or take any action knowingly to facilitate the submission of  inquiries,  proposals or offers from any Third Party with respect to a Material  Transaction;  provided,  however,  that the  foregoing  shall not prohibit  the Board of Directors of the Seller,  either  directly or  indirectly through any Company  Party from taking any of the actions  specified  in clauses
(i)  through  (vi) of  Section  11.01 in  response  to an  unsolicited  inquiry, proposal or offer with respect to a Material Transaction, subject, nevertheless, to the terms and conditions of the second sentence of Section 11.01.

            11.03 The Board of Directors of the Seller shall (i) promptly notify
Buyer  in  writing  if  any  Material  Transaction  Proposal  is  made,  or  any discussions or negotiations are sought to be initiated, any inquiry, or proposal or contact is made or any  information  is requested  with respect to a Material
Transaction;  (ii)  promptly  notify  Buyer  of  the  receipt  of  any  Material
Transaction  Proposal  it may  receive,  describing  in  reasonable  detail  the material terms and conditions thereof and the identity of the Third Party making such Material Transaction Proposal;  and (iii) keep Buyer reasonably informed of the status of any Material Transaction Proposal and of the Third Party's efforts and activities with respect thereto.

            11.04 In addition, if the Seller proposes to enter into a definitive agreement in connection with a Material Transaction,  it shall concurrently with the execution and delivery of such  agreement,  pay or cause to be paid to Buyer the amount of $70,000  plus any  outstanding  principal  and interest due on the
Notes. As a result of the foregoing, the Notes will be canceled and all security interests that Buyer holds on the assets of the Sellers shall be released.

            11.05 The Seller shall use all  commercially  reasonable  efforts to complete this Agreement on an expeditious basis  notwithstanding  the activities contemplated by this Article 11.

            11.06  If the  Seller  enters  into  a  definitive  agreement  for a
Material  Transaction  with a party  other  than  the  Buyer,  the  Seller  will immediately  grant to the  Buyer,  a  perpetual  Software  Source  Code  License
Agreement  (the  "Perpetual  Agreement").  The  Perpetual  Agreement  will be an exclusive license for the territory of Europe.

                                  ARTICLE XII

                                  MISCELLANEOUS

            12.01 Notices.  All notices,  requests and other  communications  to either  party  hereunder  shall be in  writing  (including  telecopy  or similar writing) and shall be given,

            if to Buyer, to:

                 Centro Direzionale, Isola F2
                 80143 NAPLES ITALY
                 Fax: +39 081 734 8592

            if to Seller, to:

                 One Expressway Plaza
                 Roslyn Heights, New York 11577, USA
                 Fax: +1 516 228 8584

            12.02  Amendments;  No Waivers.  (a) Any provision of this Agreement may be  amended  or  waived  prior to the  Closing  Date if,  and only if,  such amendment or waiver is in writing and signed,  in the case of an  amendment,  by
Buyer and  Seller,  or in the case of a waiver,  by the party  against  whom the waiver is to be effective.

            (b) No failure  or delay by either  party in  exercising  any right, power or privilege  hereunder  shall  operate as a waiver  thereof nor shall any single or  partial  exercise  thereof  preclude  any other or  further  exercise thereof or the exercise of any other right,  power or privilege.  The rights and remedies  herein provided shall be cumulative and not exclusive of any rights or remedies provided by law.

            12.03 Expenses.  Except as otherwise  provided herein, all costs and expenses  incurred in connection  with this Agreement shall be paid by the party incurring such cost or expense.

            12.04 Successors and Assigns. The provisions of this Agreement shall be  binding  upon and  insure to the  benefit  of the  parties  hereto and their respective  successors  and assigns;  provided  that  neither  party may assign, delegate  or  otherwise  transfer  any of its rights or  obligations  under this
Agreement  without the consent of the other party  hereto  except that Buyer may transfer or assign, in whole or from time to time in part, to one or more of its
Affiliates,  the right to purchase all or a portion of the Purchased Assets, but no such transfer or assignment will relieve Buyer of its obligations hereunder.

            12.05  Force  Majeure.  Neither  Party shall be liable in damages or have the  right  to  terminate  this  Agreement  for any  delay  or  default  in performing hereunder if such delay or default is caused by conditions beyond its control  including,  but not limited to,  Acts of God,  Government  restrictions
(including the denial or cancellation of any export or other necessary license), wars,  insurrections and/or any other cause beyond the reasonable control of the
Party whose performance is affected,  provided that, as a condition to the claim of  non-liability,  the Party  experiencing  the difficulty shall give the other prompt written notice,  with full details  following the occurrence of the cause relied upon. Dates by which performance obligations are scheduled to be met will be  extended  for a period  of time  equal to the time  lost due to any delay so caused.

            12.06  Disputes  Arising  Under  This  Agreement.  (a) All  disputes arising in connection  with this  Agreement  shall be settled,  if possible,  by amicable  negotiation  of  the  Parties.  If  the  matter  is  not  resolved  by negotiations, any Party may by the giving of written notice, cause the matter to be referred to a meeting of appropriate  higher management of the Parties.  Such meeting shall be held within ten (10) business days  following the giving of the written notice.

            (b) If the matter is not resolved  within  twenty (20) business days after  the  date of the  notice  referring  the  matter  to  appropriate  higher management,  or such  later date as may be  unanimously  agreed  upon,  then the dispute shall be finally  settled by arbitration  without  recourse to common or commercial courts. Each Party shall have the right to send a request in writing, with notices to the other Parties, to the President of the International Chamber of Commerce  stating its desire to resolve  the  dispute  before an  arbitration panel of three  arbitrators  appointed  by the  President  of the ICC  under its rules.  Each of the Parties to the  dispute  shall have the right to appoint one non-voting, advisory arbitrator to serve on the arbitration panel.

            (c) The seat of  arbitration  shall be in Geneva,  Switzerland,  and shall be  conducted in the English  language,  in  accordance  with the Rules of
Conciliation  and  Arbitration  of the  International  Chamber of Commerce.  The
decision of the arbitrators shall be final and binding upon the Parties,  and no
Party shall have the right to seek recourse to a law court or other  authorities to appeal for revisions of such decision.

            (d) Reasonable  expenses of the arbitration  shall be shared equally among the Parties.

            12.07 Governing Law. This Agreement shall be construed in accordance with and  governed  by the laws of Italy  without  regard to the  principles  of conflicts of laws thereof.

            12.08 Counterparts;  Effectiveness.  This Agreement may be signed in any number of  counterparts,  each of which shall be an original,  with the same effect as if the  signatures  thereto and hereto were upon the same  instrument.
This Agreement shall become effective when each party hereto shall have received a counterpart hereof signed by the other party hereto.

            12.09  Entire  Agreement.  This  Agreement  constitutes  the  entire agreement  between the parties  with  respect to the subject  matter  hereof and supersedes all prior agreements,  understandings and negotiations,  both written and oral,  between  the  parties  with  respect  to the  subject  matter of this
Agreement.  Representation,  inducement,  promise,  understanding,  condition or warranty  not set forth  herein  has been made or  relied  upon by either  party hereto.  Neither this  Agreement nor any provision  hereof is intended to confer upon any Person other than the parties hereto any rights or remedies hereunder.

            12.10 Captions.  The captions herein are included for convenience of reference  only and  shall be  ignored  in the  construction  or  interpretation hereof.

            IN WITNESS HEREOF,  the parties hereto here caused this Agreement to be duly executed by their respective  authorized officers as of the day and year first above written.

                                             CrossZ Solutions S.p.A.

                                             /S/ Gianluigi Riccio
                                             ---------------------------
                                             By: Gianluigi Riccio
                                             Title: Chief Executive Officer

                                             QueryObject Systems Corporation

                                             /s/ Robert Thompson
                                             ---------------------------
                                             By: Robert Thompson
                                             Title: Chief Executive Officer

                                                                  Schedule 3.05a

                                  Required Consents

1)          For the Seller - Approval by its Board of Directors.
            Transmitted by Fax on Dec. 11, 2001

2)          For the Seller - Approval by its stockholders.
            To be provided upon Final Closing of the transaction.

                                                                  Schedule 3.07a

                                  Intellectual Property

Brand Assets.
-------------

For the following:
QueryObject System, QueryObject, QueryObject Analyzer, internetQueryObject, iQO,
QueryObjectexchange and QOxchange, CustomerView, BasketView, QueryObject Systems
Corporation and CrossZ Software, www.QueryObject.com, www.crossz.com,
www.iqo.com .

Seller will transfer to Buyer:
All rights to use the brand names,
All marketable titles,
All registrations,
Ownership of all registered WorldWideWeb domains.

Terms & Conditions.
-------------------

Letters of assignment of the above should be transmitted to Buyer at the Final
Closing of the Purchase Agreement.

Buyer will assign to Seller by Jan 15 2002, a non-transferable right to use
QueryObject brand name for a period of 6 months free of charge. After this period use of the brand name will be subject to payment of royalties in the measure of 10% of the revenues generated with a minimum of US$ 10,000 (Ten
Thousand US Dollars).

                                  Software

For the software products listed below Seller will deliver:

1)  All source code written by Seller employees and/or contractors.
2) All development environments needed to compile and link the software, exclusive of any 3rd party software for which Seller does not have this right
(ex. Microsoft Windows NT OS, JREs or various libraries where Seller only has
Binary Code, in this case Seller will provide the Binaries).
3) All Source Control files (Currently held in Microsoft SourceSafe and in appropriate UNIX environments).
4) All Make scripts for all versions
5) All Seller documentation for both end user and developers
6) All Feature Enhancement Requests, Functional and Detail Specifications that
Seller has created and used for these software
7) All training materials used for internal personnel and end user customer training

Upon delivery of the above, Buyer system will be able to run the Make scripts to successfully build the versions of the software listed below.

QueryObject System Engine Versions 3.0, 3.10, 3.11, 3.20
QueryObject System Server Versions 3.0, 3.10, 3.11, 3.20
QueryObject System ODBO Provider and Server Version 3.20

QueryObject System Engine Control Component Version 3.20
QueryObject System DBA & Designer 3.0, 3.10, 3.11, 3.20
QueryObject System Java Control Panel Version 3.11, 3.20
QueryObject System Engine Management Server 3.20
QueryObject System Voyager
QueryObject System Viewer

Seller will deliver all software developments in the form of source code for all versions or enhancements of the products currently under development and not yet in production (like, but not limited to, Release 4.0).

Terms & Conditions.
-------------------

A consultancy contract with key Seller's employees deemed critical for the complete transfer of the Intellectual Property shall be executed at the date of the execution of this agreement. Such consultancy contract is in Exhibit C.
Buyer will pay the fees contemplated in such consultancy contract for the time such contract will be active.

                                                                  Schedule 3.07d

                                  Material Property

For the Seller - all furniture, fixtures, computer equipment necessary to support the employees hired by the Buyer.

                        Hardware Requirements to support
                    Queryobject System's IT infrastructure.

1. Hardware requirements for Engineers.

----------------------       -----------------      ----------          ------------------------------------------------------
Hardware assigned            Operation system       Serial No                                 Description
----------------------       -----------------      ----------          ------------------------------------------------------

Sony Vaio Laptop             NT / 2000 / XP         Xxx-xxxx            Personal Mobile and light development environment

Intel based Desktop          NT / 2000 / XP         Xxx-xxxx            Personal Office and extensive development environment
UPS                                                 Xxx-xxxx            Protection from power related incidents/

Sony Vaio Laptop             NT / 2000 / XP         Xxx-xxxx            Personal Mobile and light development environment

Intel based Desktop                                 Xxx-xxxx            Personal Office and extensive development environment
UPS                                                 Xxx-xxxx            Protection from power related incidents/

Sony Vaio Laptop             NT / 2000 / XP         Xxx-xxxx            Personal Mobile and light development environment

Intel based Desktop          NT / 2000 / XP         Xxx-xxxx            Personal Office and extensive development environment
UPS                                                 Xxx-xxxx            Protection from power related incidents/

Sony Vaio Laptop             NT / 2000 / XP         Xxx-xxxx            Personal Mobile and light development environment

Intel based Desktop          NT / 2000 / XP         Xxx-xxxx            Personal Office and extensive development environment
UPS                                                 Xxx-xxxx            Protection from power related incidents/

Sony Vaio Laptop             NT / 2000 / XP         Xxx-xxxx            Personal Mobile and light development environment

Intel based Desktop          NT / 2000 / XP         Xxx-xxxx            Personal Office and extensive development environment
UPS                                                 Xxx-xxxx            Protection from power related incidents/

2.  Hardware required for Development Support

Hardware                         Operating System         Serial No       Description
--------                         ----------------         ---------       -----------

Unix Servers
------------

Sun E450                         Solaris 8                12878102        Main Development environment for SUN Solaris.

Compaq ES40                      Tru64 5.0                AY01300486      Main Development environment for Compaq Tru64.
                                                                          Backup for main development environment for Compaq
                                                                          Tru64.

Compaq Alpha 2100                Digital UX 4.X           QO000519        Need to support old OS versions.
Sun Ultra 10                     Solaris 8                FW82553614      Backup for main development environment for Sun
                                                                          Solaris.  Need to support old OS versions.
HP                               HP 10.20                 US10134520      Main Development environment for HP UX.

Windows Based Systems
---------------------

Build Machine                    Windows NT 4.0           D944CNK1K952    Main Development environment for Windows NT 4
Source Safe Server               Windows NT 4.0           D025DKG1K586    Source Safe repository.
Backup                           None                     QO000503        Backup server for either source safe or build machine.

Misc. Hardware
--------------

                                 Net App.                 30058           Network Appliance server to provide disk space to all
File Server.                                                              development Unix servers.
Printer                          HP                       QO000245        Developer printer
Ping Pong Table                                                           For lunches.
Foosball Table                                                            For stress relief.
Expresso Machine

3.  Hardware for Company's IT infrastructure

Hardware                         Description                                             Serial No.
--------                         -----------                                             ----------

Servers
-------

Storage Server                   Company's file server.  Based on Raid Zone
                                 Hardware.                                                QO000553
Mail Server                      Company's file server.  Will be installed on
                                 IBM's Netfinity server.                                  23B0790
Backup Mail Server               Backup Mail server.  Any Intel based server
                                 will be allocated.                                       QO00504
                                 Any Intel based server will be allocated.
                                 Will be used for Intranet, Ftp and News Server.          D944CNK1K992
Web services Server              Any Intel based server will be allocated.
                                 Will be used as a main Domain                            D951CNK1K256
Domain/Directory Server          Controller, Print Server and fax Server.
                                 Any Intel based server will be allocated.                D951CNK1K182
                                 Will be used as a backup to main Domain Controller,
Backup Domain/Directory Server   Print Server and fax Server.
Linux Based Internal Router      Any Intel based server will be allocated.                QO000504

Network Support
---------------

DSL Modem                        Modem for DSL broadband communication.           01B410927972
Firewall                         Firewall protection to the company resources.    SCF17168
24 Port Switch                   Internal networking for MIS servers.             QO000555
24 Port Switch                   Internal networking for Development servers.     QO000408
14 Port Switch                   Internal networking for QA servers.              QO000567
14 Port Switch                   LAN switch                                       QO000547

Misc. Hardware.
---------------

Networking Cabinet.              1 needed.  To mount networking switches or hubs. QO000548
Storage server Cabinet.          For Raid Zone and Network Appliance servers.     QO000549
Server Cabinet.                  2 needed.  To mount corporate servers.
Corporate Printer                Main office printer.                             QO000479

4.  Hardware for Quality Assurance Testing

Hardware                         Description                                      Serial No.
--------                         -----------                                      ----------

Unix Servers
------------

Sun Ultra 5                      Testing the SUN Solaris port.                    637F0DD9
Alpha 2100                       Testing the Tru64 port.                          QO000546
HP                               Testing the SUN HP port.                         US67245198
Linux Server                     Testing the QOServer port to Linux.  Also
                                 QA's file server.                                QO000588
15 Windows Based Servers         For stress testing.

Terms & Conditions.
-------------------

The following activities must be performed:

              (a)  Shipment to Buyer of all material property listed above
                   (unless diversely agreed upon) including all documentation available by January 15, 2002

              (b)  Installation and Configuration the computer and communication equipment shipped after Point (a) at Buyer site by Seller's personnel upon receiving of goods.

Shipping costs for item (a) will be borne by Buyer. Activity under item (b) will be performed as part of the Consultancy Contract in Exhibit C.

                                                                   Schedule 3.10

                                  Contracts

The following:

CrossZ Solutions, S.p.A.
MCI Telecommunications Corporation
Worldcom
EDS
Acxiom Corporation
Memberworks
Lonja Financeira

contracts will be assigned to the Buyer to the extent they are assignable at
Final Closing.

                                                                   Schedule 3.11

                                  Licenses & Permits

For the Seller - NONE

                                                                   Schedule 9.02

                                  Receivables

1.   Invoice # 101040, Dated  8/2/01, issued to CrossZ Solutions for $221,831

2.   Invoice # 101042, Dated  9/14/01, issued to CrossZ Solutions for $49,583